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                                          [LETTERHEAD]

FOR MORE INFORMATION CONTACT:

RANDOLPH C. READ                         IRA N. STONE
SENIOR VICE PRESIDENT - CHIEF FINANCIAL  SENIOR VICE PRESIDENT - CHIEF
& PLANNING OFFICER                       COMMUNICATIONS & PUBLIC AFFAIRS OFFICER
(312) 580-4604                           (312) 580-4608

                                STONE CONTAINER ANNOUNCES
                               $700 MILLION OF FUNDING PLANS

                        - $250 MILLION OF SUBORDINATED INDEBTEDNESS
                         - $200 MILLION SENIOR SECURED TERM LOAN
                             - $95 MILLION MORTGAGE FINANCING
                            - DM 170 MILLION GERMAN FINANCING
                    - OTHER ASSET REDUCTIONS AND FINANCING OF $65 MILLION

CHICAGO, May 13, 1997 -- Stone Container Corporation announced today that it is implementing a funding program that is designed to address the Company's near-term capital, financing and debt amortization needs, as well as to increase the Company's subordinated capital base to in excess of $1 billion.

The program, totaling over $700 million, will include:

- The offering of $250 million of senior subordinated debt due 2002.

- An underwritten $200 million of a senior secured term loan due 2003.

- A $95 million mortgage financing commitment on certain of the Company's box plants.

- A financing in Germany totaling DM170 million (US $100 million) due through 2004.

- A $16 million tax exempt financing with a 30-year maturity.

- Inventory reductions associated with mill downtime expected to reduce inventories by over $50 million in the near term, available for liquidity.

                                    --more--

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STONE--Page 2

Roger W. Stone, Chairman, President, and Chief Executive Officer commented:
"This significant program immediately addresses the financing and debt amortization needs of our Company in the near term and restores appropriate liquidity for the Company."

$250 MILLION SUBORDINATED DEBT: The Company also separately announced the offering of a $250 million senior subordinated debt financing.

$200 MILLION SENIOR SECURED TERM LOAN: The Company received a commitment for a $200 million Senior Secured Term Loan due 2003. The term loan is fully underwritten by Bankers Trust Company.

$95 MILLION MORTGAGE FINANCING: The Company has received a commitment, subject to confirming due diligence, to fund a $95 million mortgage financing secured by certain of the Company's corrugated container facilities. The financing has a 25 year amortization with remaining principal due in 2007.

170 MILLION DEUTSCHE MARK BANK FINANCING: The Company has entered into an engagement agreement with Dresdner Bank, AG to lead a German bank group financing due 2004 totaling DM170 million (US $100 million).

$16 MILLION TAX EXEMPT FINANCING: The Company has engaged Morgan Stanley & Co., Inc. to place a $16 million tax exempt financing due 2027.

INVENTORY REDUCTIONS: As a result of the previously announced mill downtime, the Company will reduce inventory levels by approximately $50 million, which will be available for liquidity in the near term.

Randolph C. Read, Senior Vice President and Chief Financial and Planning Officer, stated, "We have developed this comprehensive program to address the current financing needs of the Company. These fundings will provide the Company, along with our current lines of credit, with cash availability of almost $900 million, while at the same time bringing the Company's subordinated capital base to over $1 billion."

Stone Container further announced that it intends to schedule a bank meeting with its lenders under its Credit Agreement, at which it will present various amendments to that agreement. Those amendments are expected to include obtaining approval regarding use of proceeds for most of the financings described above. It is expected that most of the financings will be completed by June 30, 1997.

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STONE--Page 3

The Company is currently considering various options regarding the sale or monetization of certain assets of the Company that, if successfully completed, could result in a significant reduction of its indebtedness. No assurance can be given that any such transaction or transactions will be completed or implemented by the Company.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities referred to herein in any state in which such offer, solicitation and sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Stone Container Corporation is a multinational paper, paper packaging, and pulp company. Its product line includes containerboard, corrugated containers, kraft paper, paper bags and sacks, market pulp and, through its investment in Stone-Consolidated Corporation, newsprint and groundwood papers.

Headquartered in Chicago, the Company has manufacturing facilities and sales offices in North America, Europe, Central and South America, Australia and Asia.

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